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Park West Village
784, 788 and 792 Columbus Avenue
New York, NY 10025
MANHATTAN
Harlem
Upper West Side
Upper East Side
CENTRAL PARK
Hudson River
RIVERSIDE PARK
Morningside Park
Columbia University
Barnard College
Columbia Law School
Lerner Hall
Butler Library
Mt. Sinai St. Luke's Hospital
The Earth Institute
Bank Street College of Education
The Cathedral of St. John the Devine
Peace Fountain by Gregg Wyatt
Douglass Circle
North Woods
Lasker Rink & Pool
The Great Hill
Huddlestone Arch
Conservatory Garden
The Loch
North Meadow
East Meadow
Museum of the City of NY
Aphrodite Ancient Art
Mt. Sinai Hospital
St. Nicholas Russian Orthodox Church
Jewish Museum
Cooper-Hewitt Museum
Guggenheim Museum
Jacqueline Kennedy Onassis Reservoir
Frederick Douglass Playground
NY Public Library
Michaels
Target
Whole Foods
Neal's Place
Fox Gallery
Fireman's Memorial
Alan Kotz Gallery
Symphony Space
W. 87th Street Dog Run
97th St. Transverse
H. Hudson Parkway
Riverside Dr.
West End Ave.
Broadway
Amsterdam Ave.
Columbus Ave.
Manhattan Ave.
Central Park West
Frederick Douglass Blvd.
Adam Clayton Powell Jr Blvd.
St. Nicholas Ave.
5th Ave.
Madison Ave
Park Ave
Lexington Ave
W. 116th St.
W. 110th St.
W. 106th St.
W. 100th St.
W. 97th St.
W. 96th St.
E. 96th St.
BRONX
QUEENS
BROOKLYN
MANHATTAN
NEW JERSEY
Fort Lee
Astoria
Harlem
Upper West Side
Upper East Side
Central Park
Midtown
Union City
Hoboken
Weehawken
North Bergen
Edgewater
Long Island City
Greenpoint
Williamsburg
Woodside
Washington Heights

Table of Contents

Section 1:	Executive Summary

Section 2:	Property Overview

Section 3:	Market Overview

Section 4:	Property Historical and Underwritten Cash Flows

Section 5:	Sponsorship Overview

Section 1:  Executive Summary

Executive Summary	PWV Trust Subordinate Companion Loan

The loan that will back the loan-specific certificates to be issued by BBCMS Mortgage Trust 2022-C17 is a five-year interest-only fixed rate subordinate mortgage loan with an initial principal balance of $66,500,000 (the “PWV Trust Subordinate Companion Loan”). The PWV Trust Subordinate Companion Loan is part of a whole mortgage loan structure with an aggregate initial principal balance of $365,000,000 (the “PWV Whole Loan” or the “Whole Loan”) consisting of (i) the PWV Trust Subordinate Companion Loan, (ii) PWV Non-Trust Subordinate Companion Loan (as defined below) and (iii) one or more PWV Senior Loans (as defined below). The PWV Whole Loan will be primarily secured by, among other things, a first priority mortgage on the Borrowers’ fee simple interests in a single property comprised of three multifamily residential buildings containing an aggregate of 850 multifamily units and one commercial unit located in New York, New York, known as Park West Village (the “Property”).

●	The PWV Whole Loan was originated on August 3, 2022 (the “Origination Date”) as follows: (i) Bank of Montreal (“BMO”) originated the PWV Trust Subordinate Companion Loan evidenced by Note B-A (the “PWV Trust Subordinate Companion Note”), (ii) Park West Village Grand Avenue Partners, LLC (“PWV Grand Avenue”), an affiliate of Oaktree Capital Management, originated a subordinate mortgage loan with an initial principal balance of $111,000,000 (the “PWV Non-Trust Subordinate Companion Loan” and together with the PWV Trust Subordinate Companion Loan, the “PWV Subordinate Companion Loans”) evidenced by Note B-B (the “PWV Non-Trust Subordinate Companion Note”) and (iii) BMO, Starwood Mortgage Capital LLC (“SMC”) and Citi Real Estate Funding Inc. (“CREFI” and, together with BMO, SMC and PWV Grand Avenue, their respective successors and assigns, collectively, the “Mortgage Lender”) originated multiple senior loans in the aggregate principal amount of $187,500,000 (the “PWV Senior Loans”) evidenced by 12 separate promissory notes (the “PWV Senior Notes”), made by the Borrowers, who are indirectly controlled by Meyer Chetrit and Laurence Gluck (collectively, the “Sponsor” or the “Borrower Sponsor”). The borrowers, CF PWV LLC and SM PWV LLC (the “Borrowers”) are both special purpose entities that own the Property as tenants in common.

●	The holders of the PWV Subordinate Companion Loans and the PWV Senior Loans entered into an agreement between noteholders (the “Co-Lender Agreement”), that governs the relative rights and obligations of the holders of, and the allocation of payments to, the PWV Senior Loans and the PWV Subordinate Companion Loans. The Co-Lender Agreement generally provides, among other things, that: (i) the entire PWV Whole Loan will be serviced and administered pursuant to the terms of the pooling and servicing agreement to be entered into in connection with this securitization, but subject to the terms of the Co-Lender Agreement; (ii) the PWV Trust Subordinate Companion Note and the PWV Non-Trust Subordinate Companion Note are generally subordinate in right of payment to the PWV Senior Notes and expenses and losses relating to the PWV Whole Loan and the Property will be allocated first to the PWV Non-Trust Subordinate Companion Note and then to the PWV Trust Subordinate Companion Note prior to being allocated to the PWV Senior Notes, and will be allocated among the PWV Senior Notes on a pro rata and pari passu basis; and (iii) the initial controlling noteholder will be the holder of the PWV Non-Trust Subordinate Companion Note.

Experienced Sponsorship

●	Meyer Chetrit is one of the controllers of The Chetrit Group. The Chetrit Group is an experienced, privately held New York City real estate development firm controlled by two brothers: Joseph and Meyer Chetrit. The ownership interests in the Borrowers are indirectly 50% owned by Meyer Chetrit and 50% owned by Joseph Chetrit, who jointly control the Borrowers. The Chetrit Group, which is headquartered in Manhattan, has ownership interests in over 14 million square feet (“SF”) of commercial and residential real estate across the United States, including New York, Chicago, Miami, and Los Angeles, as well as internationally.

●	Laurence Gluck is the founder of Stellar Management, a real estate development and management firm founded in 1985. Based in New York City, Stellar Management owns and manages a portfolio of over 13,000 apartments in 100 buildings located across New York City and over three million SF of office space. Prior to founding Stellar Management, Laurence Gluck served as a real estate attorney at Proskauer, Rose, Goetz & Mendelsohn LLP and later as a partner at Dreyer & Traub. Laurence Gluck also formerly served as a member of the Board of Governors of the Real Estate Board of New York.

●	The Borrowers are indirectly controlled and managed by non-member managers, CFSM E 86 Manager LLC and CFSM E 88 Manager LLC, respectively, each of which is directly controlled and managed (acting unanimously as managers) by Jacob Chetrit and the Amended and Restated 2013 LG Revocable Trust, a trust established by Laurence Gluck.

●	Meyer Chetrit and Amended and Restated 2013 LG Revocable Trust, a trust established by Laurence Gluck (collectively, the “Guarantors”) will provide a non-recourse carveout guaranty and a carry guaranty, subject to the terms and conditions set forth in the PWV Whole Loan documents.

Sponsor’s Renovation Plan

●	The Sponsor is currently renovating the residential units at the Property. Renovations will consist of major renovation units and light renovation units. The Sponsor has executed the major renovation strategy on 12 units to date, which have been combined into a total of seven units. The Sponsor is projecting an average cost of $48,109 per unit for the remaining 55 major renovation units, which will be combined into 27 total units. Of the 55 units projected to receive major renovations, 28 are rent stabilized units, all of which are currently vacant. The remaining 27 units that are projected to receive major renovations are market rate units. The Sponsor has executed the light renovation strategy on 17 units to date. The Sponsor is projecting an average cost of $19,306 per unit for the remaining 270 light renovation units. All units that are projected to receive light renovations are market rate units.

Loan Structure

●	The PWV Whole Loan is structured with upfront Unit Upgrade Reserves of approximately $7.9 million, which is equal to 100.0% of the Sponsor’s budget related to the renovation of the residential units at the Property.

Executive Summary	PWV Trust Subordinate Companion Loan

●	The PWV Whole Loan is structured with upfront Supplemental Income Reserves of approximately $4.92 million to enhance debt service coverage during the renovation of the Property. Unless and until the Property (excluding the amount on deposit in the Supplemental Income Reserve) achieves a 6.25% “transient” Whole Loan debt yield (calculated on the basis of annualized net cash flow for 12, 9, 6 or 3 months (such applicable 12-, 9-, 6- or 3-month period depending on the quarter with respect to which such determination by the lender is made), the lender may require the Borrowers to make additional Supplemental Income Reserve deposits if and to the extent the lender determines, in its reasonable discretion on a quarterly basis on and after July 6, 2023, that additional Supplemental Income reserve deposits are required in order to achieve (when the additional deposit and all other deposits in the Supplemental Income Reserve account are added to net cash flow for the Property) a 6.25% transient Whole Loan debt yield for the following 12, 9, 6 or 3 months (such applicable 12-, 9-, 6- or 3-month period depending on the quarter with respect to which such determination by the lender is made). The guarantors provided a related carry guaranty (the “Carry Guaranty”) of certain carry costs, including real estate taxes, insurance premiums, debt service and operating expenses, for the period until the Property achieves a 6.25% transient debt yield (excluding the amount on deposit in the Supplemental Income Reserve). The obligations of the guarantors under such carry guaranty are limited to the additional supplemental reserve deposit amount as and when due. So long as no event of default under the PWV Whole Loan is continuing, on each payment date, the lender is required to transfer the Monthly Supplemental Income Reserve Disbursement Amount (as defined in the Private Placement Memorandum) from the Supplemental Income Reserve to the cash management account under the lender’s control, to be applied in the order of priority and in the manner set forth in the Whole Loan documents. So long as no event of default under the Whole Loan is continuing, upon such time as the lender has reasonably determined that the Property (excluding the amount on deposit in the Supplemental Income Reserve) have achieved a 6.25% “transient” Whole Loan debt yield (calculated on the basis of annualized net cash flow for a three month period ending with the most recently completed month), then all of the funds in the Supplemental Income Reserve will be required to be disbursed to the Borrowers; provided, however, if a Cash Trap Period (as defined in Private Placement Memorandum) is then continuing, then such funds will not be disbursed to the Borrowers, and such funds will instead be deposited into the excess cash reserve account, to be applied in accordance with the terms of the Park West Village Whole Loan documents. Unless otherwise expressly noted herein, all of the information relating to underwritten net operating income or underwritten cash flow for the Property herein includes the amount of upfront Supplement Income Reserve ($4.92 million).

Property Overview

●	The Property consists of three buildings comprised of 850 residential units and one commercial unit totalling 1,039 square feet. The commercial tenant at the Property has a remaining lease term of approximately 0.9 years. The Property is located in the Upper West Side neighborhood and approximately 0.5 miles from the 96th Street and 103rd Street subway stations with access to the A, B, and C subway lines.

●	The Property was built in 1950, 1958, and 1963 and renovated in 2014, and features a range of studio, one bedroom, two bedroom, three bedroom, and four bedroom apartments. Of the 850 residential units, 418 of the units are rent stabilized. The Property units all feature hardwood flooring, nearly nine-foot ceiling heights, full kitchen appliances, and many units include a private balcony. Renovated units feature granite countertop kitchens, stainless steel appliances including a refrigerator, dishwasher, microwave, and gas-fired stove and oven, and washer and dryer. Community spaces include an outdoor children’s playground, dog run, valet services, and onsite surface parking.

PWV Trust Subordinate Companion Loan Metrics

●	The PWV Trust Subordinate Companion Loan and the PWV Senior Loans have an aggregate original principal balance of $254,000,000 ($394 per SF) and exhibit the following credit metrics:

–	Based on the as-is appraised value of $575,000,000 (the “Property As-Is Appraised Value”), prepared by Cushman & Wakefield, Inc. (the “Appraiser”) as of January 20, 2022, the PWV Trust Subordinate Companion Loan and the PWV Senior Loans represent a 44.2% as-is LTV. Based on the as-stabilized appraised value as of February 1, 2025 of $640,000,000, which assumes that the $7.9 million renovation of the Property has been completed, the PWV Trust Subordinate Companion Loan and the PWV Senior Loans represent a 39.7% as-stabilized LTV.

–	Based on the as-is underwritten net operating income (“Property As-Is UW NOI”) of approximately $23.0 million (which includes the related upfront Supplement Income Reserve of approximately $4.9 million), the PWV Trust Subordinate Companion Loan and the PWV Senior Loans represent a 9.1% debt yield. The debt yield for the PWV Trust Subordinate Companion Loan and the PWV Senior Loans based on Property As-Is UW NOI excluding such approximately $4.9 million reserve is 7.1%. Based on the as-stabilized underwritten net operating income (“Property As-Stabilized UW NOI”) of approximately $23.0 million, the PWV Trust Subordinate Companion Loan and the PWV Senior Loans represent a 9.1% debt yield.

–	Based on the as-is underwritten net cash flow (“Property As-Is UW NCF”) of approximately $23.0 million (which includes the related upfront Supplement Income Reserve of approximately $4.9 million), the PWV Trust Subordinate Companion Loan and the PWV Senior Loans represent a 1.92x DSCR. The DSCR for the PWV Trust Subordinate Companion Loan and the PWV Senior Loans based on Property As-Is UW NCF excluding such approximately $4.9 million reserve is 1.51x. Based on the as-stabilized underwritten net cash flow (“Property As-Stabilized UW NCF”) of approximately $23.0 million, the PWV Trust Subordinate Companion Loan and the PWV Senior Loans represent a 1.92x DSCR.

Executive Summary	PWV Trust Subordinate Companion Loan

PWV Whole Loan Metrics

●	The PWV Whole Loan has an original principal balance of $365,000,000 ($566 per SF) and exhibits the following credit metrics:

–	Based on the Property As-Is Appraised Value, the PWV Whole Loan represents a 63.5% as-is LTV. Based on the Property As-Stabilized Appraised Value, the PWV Whole Loan represents a 57.0% as-stabilized LTV.

–	Based on the Property As-Is UW NOI, the PWV Whole Loan represents a 6.3% debt yield. The debt yield for the PWV Whole Loan based on Property As-Is UW NOI excluding such $4.9 million reserve is 5.0%. Based on the Property As-Stabilized UW NOI, the PWV Whole Loan represents a 6.3% debt yield.

–	Based on the Property As-Is UW NCF, the PWV Whole Loan represents a 1.34x DSCR. The DSCR for the PWV Whole Loan based on Property As-Is UW NCF excluding such $4.9 million reserve is 1.05x. Based on the Property As-Stabilized UW NCF, the PWV Whole Loan represents a 1.34x DSCR.

Leasing Activity and COVID-19 Rent Collections

●	As of July 22, 2022, the residential portion of the Property was 94.7% occupied, and the commercial portion of the Property was 100.0% occupied.

Sources and Uses	PWV Trust Subordinate Companion Loan

●	Proceeds of the PWV Whole Loan were used to refinance existing debt on the Property, fund upfront reserves and pay closing costs. The estimated sources and uses for the PWV Whole Loan are detailed below.

PWV Whole Loan Sources and Uses
Sources	$ Amount	% of Sources	Uses	$ Amount	% of Uses
PWV Whole Loan Amount	$365,000,000	95.8%	Repayment of Existing Debt	$321,864,741	84.5%
Borrowers’ Equity	$15,813,033	4.2%	Closing Costs	$44,400,316	11.7%
			Unit Upgrade Reserve	$7,858,500	2.1%
			Supplemental Income Reserve	$4,920,000	1.3%
			Upfront Real Estate Tax Reserve	$919,476	0.2%
			Upfront Replacement Reserve	$850,000	0.2%
Total Sources	$380,813,033	100.0%	Total Uses	$380,813,033	100.0%

Capital Structure	PWV Trust Subordinate Companion Loan

●	Based on the PWV Whole Loan amount of $365.0 million, the LTV, UW NOI Debt Yield and UW NCF DSCR as of the Origination Date are set forth below.

			As-Is			As-Stabilized
Tranche	% of Whole Loan(1)	Cumulative Basis PSF(2)	Cumulative LTV based on the Appraised Value(3)	Cumulative UW NOI Debt Yield(4)	Cumulative UW NCF DSCR(5)	Cumulative LTV based on the Appraised Value(3)	Cumulative UW NOI Debt Yield(4)	Cumulative UW NCF DSCR(6)

PWV Senior Notes (PWV Senior Loans) $187,500,000	51.4%	$291	32.6%	12.3%	2.60x	29.3%	12.3%	2.60x
PWV Trust Subordinate Companion Note (PWV Trust Subordinate Companion Loan)(1) $66,500,000	18.2%	$394	44.2%	9.1%	1.92x	39.7%	9.1%	1.92x
PWV Non-Trust Subordinate Companion Note (PWV Non-Trust Subordinate Companion Loan)(1) $111,000,000	30.4%	$566	63.5%	6.3%	1.34x	57.0%	6.3%	1.34x
$210,000,000 Implied Equity(3)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

Note: Information in the chart above is based on the indicated level of debt together with all debt pari passu with, or senior to, such level of debt.
(1)	The PWV Whole Loan consists of the PWV Senior Loan, the PWV Trust Subordinate Companion Loan and the PWV Non-Trust Subordinate Companion Loan. The PWV Trust Subordinate Companion Note evidences the PWV Trust Subordinate Companion Loan and the PWV Non-Trust Subordinate Companion Note evidences the PWV Non-Trust Subordinate Companion Loan. The PWV Senior Notes evidence the PWV Senior Loans. The PWV Senior Notes are, collectively, senior in right of payment to the PWV Trust Subordinate Companion Note and the PWV Non-Trust Subordinate Companion Note, and the PWV Trust Subordinate Companion Note is senior in right of payment to the PWV Non-Trust Subordinate Companion Note (to the extent described in this Term Sheet and the Co-Lender Agreement).

(2)	Based on 644,747 SF of the residential and commercial space.

(3)	“As-Is” is based on the Property As-Is Appraised Value of $575,000,000. “As-Stabilized” is based on the Property As-Stabilized Appraised Value of $640,000,000. Implied Equity is calculated using the As-is Appraised value.

(4)	“As-Is” is based on the Property As-Is UW NOI of $23,000,278, which includes credit for the upfront Supplemental Income Reserve. “As-Stabilized” is based on the Property As-Stabilized UW NOI of $23,000,278. The PWV Whole Loan As-Is Cumulative UW NOI Debt Yield excluding credit for the upfront Supplemental Income Reserve is 5.00%.

(5)	“As-Is” based on the Property As-Is UW NCF of $23,000,278 which includes credit for the upfront Supplemental Income Reserve.

(6)	“As-Stabilized” based on the Property As-Stabilized UW NCF of $23,000,278. The PWV Whole Loan As-Is Cumulative UW NCF DSCR excluding credit for the upfront Supplemental Income Reserve is 1.05x.

Section 2: Property Overview

Property Overview	PWV Trust Subordinate Companion Loan

The PWV Whole Loan is secured by the Borrowers’ fee simple interests in a single Property comprised of three multifamily residential buildings totaling 850 units and one commercial unit located in the Upper West Side of New York.

●	The Property consists of three buildings comprised of 850 residential units and one commercial unit totaling 1,039 square feet. The commercial tenant at the Property has a remaining lease term of 0.9 years. The Property is located in the Upper West Side neighborhood and approximately 0.5 miles from the 96th Street and 103rd Street subway stations with access to the A, B, and C subway lines.

●	The Property was built in 1950, 1958, and 1963 and renovated in 2014, and features a range of studio, one bedroom, two bedroom, three bedroom, and four bedroom apartments. Of the 850 residential units, 418 of the units are rent stabilized. The Property units all feature hardwood flooring, nearly 9-foot ceiling heights, full kitchen appliances, and many units include a private balcony. Renovated units feature granite or marble countertop kitchens, stainless steel appliances including a refrigerator, dishwasher, microwave, and gas-fired stove and oven, and washer and dryer. Community spaces include an outdoor children’s playground, dog run, valet services, and onsite surface parking.

●	The Property has experienced an average occupancy of 92.1% since 2018. The following table shows the historical occupancy of the Property:

	2018(1)(2)	2019(1)(2)	2020(1)(2)(3)	2021(1)(2)(3)
Park West Village	95.1%	94.2%	91.2%	87.9%
(1)	Source: Borrower Occupancy Report. Occupancy is as of July 31 of each respective year.

(2)	Based on residential units only.

(3)	The decrease in occupancy is due primarily to the increased renovation activity of the vacant units in 2020 and 2021. The residential portion of the Property is 94.7% occupied as of July 22, 2022.

Property Overview	PWV Trust Subordinate Companion Loan

Park West Village Property(1)
Property Name	Park West Village	No. of Units	850(2)
Address	784, 788 and 792 Columbus Avenue	Unit of Measure	Units
City	New York	No. of Properties	1
State	NY	No. of Buildings	3
Zip	10025	No. of Stories	16
General Property Type	Multifamily	No. of Parking Spaces	NAP
Specific Property Type	High Rise	Year Built	1950, 1958, and 1963
Zoning Classification	R7-2	Year Renovated	2014
Type of Ownership	Fee Simple	Occupancy	94.7%(3)
Ground Lease Maturity	NAP	Occupancy Date	7/22/2022(3)
(1)	Source: Appraisal unless otherwise noted.

(2)	The Property consists of three buildings, 850 residential units, and one commercial unit (totaling 1,039 square feet).

(3)	Source: Underwritten rent roll dated July 22, 2022. Based on the residential units only.

The following table shows the residential unit mix for the Property:

Unit Type	# of Units	Occupancy	Total SF	Average SF Per Unit	Average UW Monthly Rent per Unit	Average UW Monthly Rent per SF
Studio	281	94.7%	130,980	466	$2,226	$4.79
1 Bedroom	389	94.9%	326,692	840	$2,711	$3.22
2 Bedroom	166	94.6%	167,887	1,011	$3,663	$3.63
3 Bedroom	13	92.3%	16,316	1,255	$7,316	$5.79
4 Bedroom	1	100.0%	1,832	1,832	$7,500	$4.09
Total/Wtd. Average	850	94.7%	643,708	757	$2,811	$3.71

Source: Underwritten rent roll dated as of July 22, 2022.

Property Overview	PWV Trust Subordinate Companion Loan

The following table shows the current residential unit mix breakdown of market rate units and rent stabilized units for the Property:

Unit Type	# of Market Rate Units	Market Rate Units Occupancy	Total Market Rate Unit SF	Average Market Unit SF Per Unit	Average UW Monthly Rent per Market Rate Rent Unit	# of Rent Stabilized Units	Rent Stabilized Units Occupancy	Total Stabilized Unit SF	Average Stabilized Unit SF Per Unit	Average UW Monthly Rent per Stabilized Unit
Studio	166	99.4%	77,033	464	$2,869	115	87.8%	53,947	469	$1,175
1 Bedroom	164	97.6%	137,159	836	$4,505	225	92.9%	189,533	842	$1,337
2 Bedroom	89	98.9%	81,694	918	$5,140	77	89.6%	86,193	1,119	$1,779
3 Bedroom	12	91.7%	15,163	1,264	$7,708	1	100.0%	1,153	1,153	$3,000
4 Bedroom	1	100.0%	1,832	1,832	$7,500	0	0.0%	0	0	$0
Total/Wtd. Average	432	98.4%	312,882	724	$4,091	418	90.9%	330,826	791	$1,378

Source: Underwritten rent roll dated as of July 22, 2022.

The following table shows the monthly and annual rent allocation for the residential units at the Property:

	# of Units	% of Total Units	UW Monthly Rent	UW Annual Rent	% of Total UW Annual Rent
Occupied Units	805	94.7%	$2,262,679	$27,152,147	96.3%
Vacant Units	45	5.3%	$86,967	$1,043,600	3.7%
Total	850	100.0%	$2,349,646	$28,195,747	100.0%
Source: Underwritten rent roll dated as of July 22, 2022.

Sponsor’s Renovation Plan:

The information set forth below (including the information in the tables on the following page) reflects forward-looking statements and certain projections provided by the Sponsor, assuming, among other things, that the Borrowers will complete certain projected renovations by December 1, 2024 and that all of the newly renovated and currently unoccupied units will be leased at current market rate rent and all of the currently occupied units will continue to be leased at the current contractual rent. We cannot assure you that such assumptions and projections provided by the Sponsor will materialize in the future.

●	The Sponsor is currently renovating the residential units at the Property. Renovations will consist of major renovation units and light renovation units. Major renovations will feature either two to three combined units or a significant floor plan alteration. The major renovations will take approximately four to six months to complete. The Sponsor has executed the major renovation strategy on 12 units to date, which have been combined into a total of seven units. The Sponsor is projecting an average cost of $48,109 per unit for the remaining 55 major renovation units, which will be combined into 27 total units. Of the 55 units projected to receive major renovations, 28 are rent stabilized units, all of which are currently vacant. The remaining 27 units that are projected to receive major renovations are market rate units.

●	Light renovations will feature aesthetic and systems upgrades such as new appliances, countertops, removal of carpeting, and lighting upgrades, among others. The light renovations will take approximately two to four months to complete. The Sponsor has executed the light renovation strategy on 17 units to date. The Sponsor is projecting an average cost of $19,306 per unit for the remaining 270 light renovation units. All units that are projected to receive light renovations are market rate units.

Property Overview	PWV Trust Subordinate Companion Loan

The following table shows the projected residential unit mix of the Property as of the projected renovation completion date of December 1, 2024 based on the assumptions set forth on the prior page:

Unit Type	# of Units	Total SF	Average SF	Average Projected Monthly Rent per Unit	Average Projected Monthly Rent per SF	# of Market Rate Units	# of Rent Stabilized Units
Studio	260	120,686	464	$2,361	$5.09	155	105
1 Bedroom	365	307,584	843	$3,137	$3.72	153	212
2 Bedroom	173	179,695	1,039	$4,650	$4.48	85	88
3 Bedroom	21	29,570	1,408	$9,328	$6.62	11	10
4 Bedroom	2	3,532	1,766	$11,919	$6.75	1	1
5 Bedroom	1	2,642	2,642	$17,831	$6.75	0	1
Total/Wtd. Average	822	643,708	783	$3,408	$4.35	405	417

Source: Underwritten rent roll dated July 22, 2022.

The following table shows the projected monthly and annual rent allocation for the residential units at the Property as of December 1, 2024 based on the assumptions set forth on the prior page:

	# of Units	% of Total Units	Total Projected Monthly Rent	Total Projected Annual Rent	% of Total Projected Annual Rent
Total	822	100.0%	$2,801,001	$33,612,011	100.0%
Source: Underwritten rent roll dated as of July 22, 2022.

Property Overview	PWV Trust Subordinate Companion Loan

The following table shows the projected major renovation and light renovation plans for the Property prepared by the Borrowers:

Historical Renovation Information vs. Projected Renovation Budget

MAJOR RENOVATIONS / UNIT COMBINATIONS

HISTORICAL
Property	# of Units Pre-Reno	# of Units In-Place	Total Reno Cost	Avg. Reno Cost/Unit	Total Annual Rent Pre-Reno	Total Annual Rent In-Place	Pre-Rent Rent vs Post-Rent	Annual Rent PSF Pre-Reno	Annual Rent PSF In-Place	Avg. Monthly Rent Pre-Reno	Avg. Monthly Rent In-Place
Park West Village	12	7	$950,065	$79,172	$251,248	$622,455	$371,207	$29.39	$72.82	$1,745	$7,410

PROJECTED
Property	# of Units In-Place	# of Units Post-Reno	Total Lender Reserve	Avg. Reno Cost/Unit	Total Annual Rent As-Is UW	Total Annual Rent Post-Reno	As-Is UW Rent vs Post-Reno	Annual Rent PSF As-Is UW	Annual Rent PSF Post-Reno	Avg. Monthly Rent As-Is UW	Avg. Monthly Rent Post-Reno
Park West Village	55	27	$2,646,000	$48,109	$1,850,739	$3,246,286	$1,395,547	$46.18	$81.00	$2,804	$10,019

LIGHT RENOVATIONS

HISTORICAL
Property	# of Units Pre-Reno	# of Units In-Place	Total Reno Cost	Avg. Reno Cost/Unit	Total Annual Rent Pre-Reno	Total Annual Rent In-Place	Pre-Rent Rent vs Post-Rent	Annual Rent PSF Pre-Reno	Annual Rent PSF In-Place	Avg. Monthly Rent Pre-Reno	Avg. Monthly Rent In-Place
Park West Village	17	17	$312,500	$18,382	$313,686	$710,400	$396,714	$38.24	$86.59	$1,538	$3,482

PROJECTED
Property	# of Units In-Place	# of Units Post-Reno	Total Lender Reserve	Avg. Reno Cost/Unit	Total Annual Rent As-Is UW	Total Annual Rent Post-Reno	As-Is UW Rent vs Post-Reno	Annual Rent PSF As-Is UW	Annual Rent PSF Post-Reno	Avg. Monthly Rent As-Is UW	Avg. Monthly Rent Post-Reno
Park West Village	270	270	$5,212,500	$19,306	$13,980,429	$17,339,152	$3,358,723	$65.31	$81.00	$4,315	$5,352

TOTAL RENOVATION INFORMATION

HISTORICAL
Property	# of Units Pre-Reno	# of Units In-Place	Total Reno Cost	Avg. Reno Cost/Unit	Total Annual Rent Pre-Reno	Total Annual Rent In-Place	Pre-Rent Rent vs Post-Rent	Annual Rent PSF Pre-Reno	Annual Rent PSF In-Place	Avg. Monthly Rent Pre-Reno	Avg. Monthly Rent In-Place
Park West Village	29	24	$1,262,565	$43,537	$564,934	$1,332,855	$767,921	$33.72	$79.56	$1,623	$4,628

PROJECTED
Property	# of Units In-Place	# of Units Post-Reno	Total Lender Reserve	Avg. Reno Cost/Unit	Total Annual Rent As-Is UW	Total Annual Rent Post-Reno	As-Is UW Rent vs Post-Reno	Annual Rent PSF As-Is UW	Annual Rent PSF Post-Reno	Avg. Monthly Rent As-Is UW	Avg. Monthly Rent Post-Reno
Park West Village	325	297	$7,858,500	$24,180	$15,831,168	$20,585,439	$4,754,270	$62.29	$81.00	$4,059	$5,278

Source: Underwritten rent roll dated July 22, 2022.

Property Overview	PWV Trust Subordinate Companion Loan

Commercial Tenant Summary by Net Rentable Area

Commercial Tenant Summary(1)(2)(3)
Tenant Name	Property	Ratings (Moody’s/S&P/Fitch)(4)	Commercial Net Rentable Area (SF)	% of Commercial Net Rentable Area	UW Commercial Base Rent PSF	% of UW Commercial Base Rent	UW Commercial Gross Rent PSF	% of UW Commercial Gross Rent	Lease Expiration
Carol Maryan Architect, P.C.	Park West Village	NR/NR/NR	1,039	100.0%	$74.62	100.0%	$76.85	100.0%	7/31/2023
Subtotal / Wtd. Avg.			1,039	100.0%	$74.62	100.0%	$76.85	100.0%
Other Tenants			0	0.0%	$0.00	0.0%	$0.00	0.0%
Total / Wtd. Avg. Occupied			1,039	100.0%	$74.62	100.0%	$76.85	100.0%
Vacant			0	0.0%
Total			1,039	100.0%
(1)	Based on underwritten rent roll dated July 22, 2022.

(2)	Based on the commercial rentable area at the Property and the underwritten base rent and underwritten gross rent attributable to the commercial rentable area at the Property.

(3)	The commercial tenant lease represents approximately 0.2% of the total NRA, 0.3% of total underwritten base rent and 0.3% of underwritten gross rent.

(4)	Ratings of tenants used in this Term Sheet may reflect ratings of the parent company whether or not the parent guarantees the lease.

Section 3:  Market Overview

Market Overview	PWV Trust Subordinate Companion Loan

The Property is located in the Upper West Side neighborhood of New York, New York and is situated in the Upper West Side – Multifamily submarket.

■	Location. The Property is located in the Upper West Side neighborhood of New York, New York. The Upper West Side is accessible via the A, B and C subway lines, which are located two-and-a-half blocks southeast of the Property at West 96th Street and Central Park West. In addition, access to the 1, 2, and 3 subway lines are located three-and-a-half blocks southwest of the Property at West 96th Street and Broadway.

■	Submarket: The Park West Village Property is situated in the Upper West Side – Multifamily submarket. As of the first quarter of 2022, the Upper West Side – Multifamily submarket had an overall vacancy rate of 2.2%, with net absorption totaling 11 units. Further, in the Upper West Side – Multifamily submarket, the vacancy rate decreased 1.7% over the past 12 months, rental rates increased in the first quarter of 2022 by 5.9% for the past 12 months and ended at $4,760 per unit per month, and a total of 336 units are still under construction at the end of the fourth quarter of 2021.

The following table represents a summary of the Property’s market statistics:

Market Overview
	Submarket(1)		Rent
Submarket	Inventory (Units)	Vacancy	Market Rent (Unit)	Base Rent (Unit)(2)
Upper West Side – Multifamily	57,616	2.2%	$4,760	$2,811
(1)	Source: CoStar unless otherwise noted.

(2)	Based on underwritten rent roll dated July 22, 2022.

The following table represents historical submarket statistics:

Upper West Side Multifamily Submarket(1)
	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022 Q1
Existing Inventory (Units)	55,182	55,173	55,521	55,681	55,672	55,995	56,841	56,861	56,933	57,572	57,616	57,616	57,616
Vacancy %	4.1%	3.9%	3.7%	3.7%	3.3%	4.3%	4.0%	3.0%	2.7%	3.2%	4.1%	2.2%	2.2%
Net Absorption (Units)	896	114	458	160	196	(237)	1,005	572	226	316	(442)	1,088	11
Net Completions (Units)	813	(9)	348	160	(9)	323	846	20	72	639	44	0	0
Under Const. (Units)	358	742	1,000	1,056	1,312	1,517	757	723	702	51	130	336	336
Quoted Rates ($/Unit/Month)	$4,061	$4,105	$4,168	$4,276	$4,437	$4,491	$4,560	$4,576	$4,610	$4,623	$4,479	$4,737	$4,760
(1)	Source: CoStar.

Market Overview	PWV Trust Subordinate Companion Loan

The following table represents the appraisal’s market rent conclusions as compared to the Property’s in-place rents:

Market Rent
Unit Type	# of Units(1)	SF(1)	Market Rent Conclusion(2)	In-Place Minimum(1)	In-Place Maximum(1)	In-Place Average(1)
Studio	281	130,980	$3,243	$605	$4,324	$2,226
1 Bedroom	389	326,692	$4,768	$682	$7,064	$2,711
2 Bedroom	166	167,887	$5,355	$972	$9,500	$3,663
3 Bedroom	13	16,316	$8,977	$3,000	$15,713	$7,316
4 Bedroom	1	1,832	$7,500	$7,500	$7,500	$7,500
Total / Wtd. Avg.	850	643,708	$4,477			$2,811
(1)	Based on the underwritten rent roll dated July 22, 2022.

(2)	Source: Appraisal.

Market Overview	PWV Trust Subordinate Companion Loan

The following table reflects a competitive set for the residential units at the Property:

Competitive Set(1)
						In-Place Rent
Property	Distance to Subject	Property Subtype	Built	Number of Units	Occupancy	Studio	1 Bedroom	2 Bedroom	3 Bedroom	4 Bedroom
Park West Village 784, 788 and 792 Columbus Avenue New York, NY 10025	--	High Rise	1950, 1958, 1963	850(2)	94.7%(2)	$2,226(2)	$2,711(2)	$3,663(2)	$7,316(2)	$7,500(2)
West 96th Apartments 750 Columbus Avenue New York, NY	0.4 miles	High Rise	1987	207	95.2%	NAP	$4,606	$6,287	$8,853	NAP
The Westmont Apartments 730 Columbus Avenue New York, NY	0.4 miles	High Rise	1986	163	100.0%	$3,509	$4,479	$6,360	$7,951	NAP
Stonehenge Village 160 West 97th Street New York, NY	0.1 miles	High Rise	1930	414	94.5%	$3,050	$4,400	$5,667	$6,500	NAP
The Greystone 212 West 91st Street New York, NY	0.9 miles	High Rise	1923	366	98.6%	$2,938	$3,809	$5,850	NAP	NAP
Columbus Square 808 Columbus Avenue New York, NY	0.3 miles	High Rise	2009	710	93.7%	$3,616	$4,979	$7,235	$8,640	NAP
The Paris New York 752 West End Avenue New York, NY	0.3 miles	High Rise	1931	176	98.9%	$3,195	$3,070	$6,362	$10,095	NAP
The Lyric 255 West 94th Street New York, NY	0.3 miles	High Rise	1996	285	98.6%	$3,618	$4,701	$7,320	NAP	NAP
(1)	Source: Appraisal unless otherwise noted.

(2)	Based on the underwritten rent roll dated July 22, 2022.

Section 4: Property Historical and Underwritten Cash Flows

Property Historical and Underwritten Cash Flows			PWV Trust Subordinate Companion Loan

Park West Village	2020		2021		T-12 (May-2022)
Cash Flow Analysis	Actual	$/sf	Actual	$/sf	Actual(2)	$/sf
GPR/Unit/Month	$2,235		$2,170		$2,406

Gross Potential Rent - Resi	$22,792,744	$35.35	$22,129,703	$34.32	$24,536,542	$38.06

Multifamily Vacancy	($2,942)	0.0%	$0	0.0%	$0	0.0%
Total Multifamily Vacancy	($2,942)	0.0%	$0	0.0%	$0	0.0%

Net Multifamily Income	$22,789,801	$35.35	$22,129,703	$34.32	$24,536,542	$38.06

Commercial Rent	$70,353	$0.11	$75,268	$0.12	$74,908	$0.12
Commercial Recoveries	$17,850	$0.03	$0	$0.00	$0	$0.00
Total Commercial Income	$88,203	$0.14	$75,268	$0.12	$74,908	$0.12

Commercial Vacancy	$0	0.0%	$0	0.0%	$0	0.0%
Total Commercial Vacancy	$0	0.0%	$0	0.0%	$0	0.0%

Net Commercial Income	$88,203	$0.14	$75,268	$0.12	$74,908	$0.12

Other Income(1)	$760,807	$1.18	$477,438	$0.74	$424,187	$0.66
Supplemental Income Reserve	$0	$0.00	$0	$0.00	$0	$0.00

Effective Gross Income	$23,638,812	$36.66	$22,682,409	$35.18	$25,035,638	$38.83

Real Estate Taxes	$4,995,674	$7.75	$5,220,649	$8.10	$5,324,859	$8.26
Insurance	$424,340	$0.66	$438,341	$0.68	$447,326	$0.69
Management Fee	$472,776	2.0%	$453,648	2.0%	$490,275	2.0%
Utilities	$1,111,827	$1.72	$1,366,346	$2.12	$1,378,673	$2.14
Repairs & Maintenance	$828,690	$1.29	$759,750	$1.18	$787,085	$1.22
General & Administrative	$56,931	$0.09	$24,012	$0.04	$30,029	$0.05
Payroll & Benefits	$1,156,543	$1.79	$1,062,655	$1.65	$1,085,974	$1.68
Total Expenses	$9,046,781	$14.03	$9,325,401	$14.46	$9,544,221	$14.80
Expense Ratio

Net Operating Income	$14,592,031	$22.63	$13,357,008	$20.72	$15,491,417	$24.03

Commercial TILC Reserves	$0	$0.00	$0	$0.00	$0	$0.00
Commercial CapEx Reserves	$0	$0.00	$0	$0.00	$0	$0.00
MF Replacement Reserves	$0	$0.00	$0	$0.00	$0	$0.00
Total Reserves	$0	$0.00	$0	$0.00	$0	$0.00

Net Cash Flow	$14,592,031	$22.63	$13,357,008	$20.72	$15,491,417	$24.03
(1)	Other Income includes items such as miscellaneous operating income.

(2)	The As-Is UW w/ SIR Underwritten Net Operating Income and Underwritten Net Cash Flow includes disbursements from a Supplemental Income Reserve of $4,919,913. The As-Is UW w/ SIR Underwritten Net Operating Income is greater than T-12 (May-2022) Net Operating Income due in part to (i) Borrower Sponsors recently renovating 29 units, which has increased rents at the Park West Village Property and (ii) disbursements from the Supplemental Income Reserve.

Property Historical and Underwritten Cash Flows			PWV Trust Subordinate Companion Loan

Park West Village	As Is		As Is		As Stabilized
Cash Flow Analysis	UW w/ SIR(2)	$/sf	UW w/o SIR	$/sf	UW	$/sf
GPR/Unit/Month	$2,746		$2,746		$3,238

Gross Potential Rent - Resi	$28,419,283	$44.08	$28,419,283	$44.08	$33,612,011	$52.13

Multifamily Vacancy	(1,062,855)	-3.7%	(1,062,855)	-3.7%	(1,008,360)	-3.0%
Total Multifamily Vacancy	(1,062,855)	-3.7%	(1,062,855)	-3.7%	(1,008,360)	-3.0%

Net Multifamily Income	$27,356,428	$42.43	$27,356,428	$42.43	$32,603,650	$50.57

Commercial Rent	$79,852	$0.12	$79,852	$0.12	$83,120	$0.13
Commercial Recoveries	$11,355	$0.02	$11,355	$0.02	$2,090	$0.00
Total Commercial Income	$91,207	$0.14	$91,207	$0.14	$85,210	$0.13

Commercial Vacancy	(4,560)	-5.0%	(4,560)	-5.0%	(4,261)	-5.0%
Total Commercial Vacancy	(4,560)	-5.0%	(4,560)	-5.0%	(4,261)	-5.0%

Net Commercial Income	$86,647	$0.13	$86,647	$0.13	$80,950	$0.13

Other Income(1)	$424,187	$0.66	$424,187	$0.66	$497,228	$0.77
Supplemental Income Reserve	$4,919,913	$7.63	$0	$0.00	$0	$0.00

Effective Gross Income	$32,787,176	$50.85	$27,867,262	$43.22	$33,181,828	$51.46

Real Estate Taxes	$5,516,855	$8.56	$5,516,855	$8.56	$5,579,697	$8.65
Insurance	$430,937	$0.67	$430,937	$0.67	$505,118	$0.78
Management Fee	$557,345	1.7%	$557,345	2.0%	$663,637	2.0%
Utilities	$1,378,673	$2.14	$1,378,673	$2.14	$1,292,483	$2.00
Repairs & Maintenance	$787,085	$1.22	$787,085	$1.22	$889,987	$1.38
General & Administrative	$30,029	$0.05	$30,029	$0.05	$47,067	$0.07
Payroll & Benefits	$1,085,974	$1.68	$1,085,974	$1.68	$1,203,562	$1.87
Total Expenses	$9,786,898	$15.18	$9,786,898	$15.18	$10,181,550	$15.79
Expense Ratio

Net Operating Income	$23,000,278	$35.67	$18,080,364	$28.04	$23,000,278	$35.67

Commercial TILC Reserves	$0	$0.00	$0	$0.00	$0	$0.00
Commercial CapEx Reserves	$0	$0.00	$0	$0.00	$0	$0.00
MF Replacement Reserves	$0	$0.00	$0	$0.00	$0	$0.00
Total Reserves	$0	$0.00	$0	$0.00	$0	$0.00

Net Cash Flow	$23,000,278	$35.67	$18,080,364	$28.04	$23,000,278	$35.67
(1)	Other Income includes items such as miscellaneous operating income.

(2)	The As-Is UW w/ SIR Underwritten Net Operating Income and Underwritten Net Cash Flow includes disbursements from a Supplemental Income Reserve of $4,919,913. The As-Is UW w/ SIR Underwritten Net Operating Income is greater than T-12 (May-2022) Net Operating Income due in part to (i) Borrower Sponsors recently renovating 29 units, which has increased rents at the Park West Village Property and (ii) disbursements from the Supplemental Income Reserve.

Section 5:   Sponsorship Overview

Sponsorship Overview	PWV Trust Subordinate Companion Loan

Meyer Chetrit

●	One of the sponsors and non-recourse carve-out guarantors of the Whole Loan is Meyer Chetrit, a principal and the president of the Chetrit Group.

●	The Chetrit Group is an experienced, privately held New York City real estate development firm controlled by two brothers: Joseph and Meyer Chetrit. The ownership interests in the Borrowers are indirectly 50% owned by Meyer Chetrit and 50% owned by Joseph Chetrit.

●	The Chetrit Group, which is headquartered in Manhattan, operates a portfolio of over 14.0 million SF across the United States, including New York, Chicago, Miami, and Los Angeles, as well as internationally.

●	The Chetrit Group began in the 1980s and 1990s with outer-borough residential purchases and continued into the mid-2000s with acquisitions that included the Standard Oil Building at 26 Broadway, the old Toy Center at 200 Fifth Avenue, and the office buildings 989 Sixth Avenue and 1107 Broadway. In 2004, the Chetrit Group was the lead investor in a group that purchased the 110-story Sears Tower in Chicago for $840 million with various partners, eventually changing the name to the Willis Tower in 2009.

Laurence Gluck

●	Laurence Gluck is a grantor of the trusts that are also a non-recourse carve-out guarantor of the Whole Loan, as described below. Laurence Gluck is the founder of Stellar Management, a real estate development and management firm founded in 1985. Based in New York City, Stellar Management owns and manages a portfolio of over 13,000 apartments in 100 buildings located across New York City and over three million SF of office space. Prior to founding Stellar Management, Laurence Gluck served as a real estate attorney at Proskauer, Rose, Goetz & Mendelsohn LLP and later as a partner at Dreyer & Traub. Laurence Gluck also formerly served as a member of the Board of Governors of the Real Estate Board of New York.

Control of Borrowers

●	The Borrowers are indirectly controlled and managed by non-member managers, CFSM E 86 Manager LLC and CFSM E 88 Manager LLC, respectively, each of which is directly controlled and managed (acting unanimously as managers) by Jacob Chetrit and the Amended and Restated 2013 LG Revocable Trust, a trust established by Laurence Gluck, of which Stephen Meister and Barbara Gluck act as independent trustees of, on behalf of Lawrence Gluck.